USPB Annual

Meeting Highlights

“USPB’s system for marketing cattle on a value-based grid continued to work well during delivery year (DY) 2014,” CEO Stan Linville, told unitholders and associates attending the company’s annual meeting in Kansas City on March 27.

“Our producers delivered 809,200 head of cattle, which was the second highest number of cattle delivered in a delivery year,” Linville pointed out. “More than 788,000 of those cattle were delivered to National Beef’s Kansas plants.” Ownership of USPB’s Class A units gives unitholders the right as well as the obligation to deliver one head for each Class A unit owned. Our unitholders met 100% of their obligations in DY 2014.

“Cattle were delivered by USPB producers from 197 feedlots in 11 states in DY 2014,” he continued. “However, not surprising given the location of National Beef’s plants, 86% of USPB cattle came from feedlots in Kansas. So far in DY 2015, the number of cattle delivered by USPB’s producers is less than the number delivered in the same period in the prior year.  We expect deliveries to increase as we get into calf feds this spring.

“Looking at USPB’s fiscal year 2014 grid results, our producers delivered the highest ever average Choice/Prime grading cattle at 75.92%, the second highest Certified Angus Beef® percentage at 26.35% and the highest Black Canyon® Angus Beef percentage at 18.76%,” Linville reported. “This was during a year in which we saw the highest ever average cash price of $153.55 per cwt.

“Our producers averaged $48.28 per head in grid premiums for a total grid premium payout of $36.4 million during the year,” Linville added. “In total, we now have paid $358.1 million in grid premiums on more than 11.6 million head of cattle.”

“USPB unitholders can also lease their excess delivery rights privately or through our facilitated leasing program,” Linville explained. “This flexibility in how our unitholders can fulfill their delivery obligation enables them to make decisions on the number of cattle they feed, based on market conditions and, at the same time, enable other producers to deliver cattle on our  grids.”

“As noted, the quality of USPB cattle last year was the best in our company’s history,” Brian Bertelsen, VP Field Operations, said. “However, the premium paid for ‘Quality grade’ was the third highest due primarily to a lower Choice/Select spread than in the previous two years. We also saw Yield Grade discounts increase as our average Yield Grade increased to a record 2.77 and the percentage of Yield Grade 4 and 5 carcasses increased to a record 17.82%,” Bertelsen noted.

...continued on page 2

USPB’s grid continues to reward producers

Don’t Leave Money
on the Table

By Brian Bertelsen, VP Field Operations

It’s now a seller’s market when marketing fed cattle. Many options are currently available from packers. It can be tempting to sell cattle on the cash live market, sometimes at a price that is above the average cash price.

  If we look at USPB’s top 75% overall premium, with natural cattle excluded, the grid is still rewarding quality cattle extremely well. The premium per cwt on a live basis from the grid shows the premiums are substantial and it would take a very strong cash, live bid to avoid leaving money on the table.
USPB Top 75% Overall premiums, FY 2015 year-to-date

	All Lots	Steer Lots	Heifer Lots
Prem./hd.	$59.78	$55.28	$61.24
Live Wt. lbs.	1,295	1,387	1,258
Prem./cwt. live	$4.62	$3.99	$4.87

Feedlot closeouts are starting to show red ink due to high feeder placement costs. Feeding longer and marketing on the USPB grid allows cattle feeders to sell more pounds with higher premiums for Quality grade and a greater Yield benefit. If you’d like to run through a hypothetical scenario of how your cattle might perform on our grid, please give me a call at 866-877-2525.♦

McCloy, Sternberger

Re-elected to USPB Board

USPB unitholders re-elected Rex McCloy, Morse, TX, and Jeff Sternberger, Garden City, KS, to the Board of Directors at the company’s annual meeting on March 27. Both directors will serve three-year terms.

The Board reappointed Mark Gardiner, Chairman, Duane Ramsey, Vice Chairman and Joe Morgan, Secretary.♦

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2015, which ends August 29, and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

USPB Annual Meeting Highlights.	continued from page 1

“Our average yield and thus Yield Benefit on our grid, dropped due largely to the removal of Zilmax® from the market,” Bertelsen explained. “But, the Yield Benefit was still third largest in company history. “The removal of Zilmax® may have also contributed to a lower outweight discount last year as our percentage of heavyweight carcasses decreased from previous years when Zilmax® was being fed,” he explained.

“As a result of challenges faced by National Beef, USPB realized a net loss of $9.0 million for financial reporting purposes in fiscal year 2014,” CFO Scott Miller explained. “Those challenges primarily related to the combined effects of lower industry slaughter volumes and tighter margins.  Also contributing to the loss at National Beef was the lingering effects of Walmart’s decision in 2013 to discontinue using National Beef as a provider of consumer ready products, and expenses related to closing the Brawley, CA, beef processing facility.

“USPB also incurred an $8.0 million tax loss in 2014, as a result of the tax loss realized by National Beef, which is important as taxable income drives the distributions made to USPB’s unitholders,” Miller explained.

“We had cattle owners deliver cattle through USPB from 11 states last year,” Tracy Thomas, VP Marketing, pointed out. He also noted that USPB’s ownership base and number of deliverers continues to grow and that the company added 9 Class A unitholders, 4 Class B unitholders and 16 Associates in fiscal year 2014. “We continue to promote USPB at trade shows, and through other venues, to identify producers who want to add more value to the beef they produce.”

Unitholders and associates who attended the annual meeting had the opportunity to hear National Beef’s CEO, Tim Klein, and other members of his management team discuss National Beef’s operational and financial results for fiscal year 2014,  provide an inside view of some of the challenges that were encountered during the year and briefly discuss what National Beef is doing in response to those challenges.

In closing, Linville pointed out that “although losses were incurred this past year, USPB’s balance sheet is strong and “we are in a solid position to weather the current market dynamics, which are largely due to the short supply of cattle,” he said. “In the meantime, we continue to meet our core objectives of linking producers to the processor through ownership in beef processing, providing guaranteed market access, value-based pricing and individual carcass data.”♦

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 3/01/15 to 3/28/15
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.34	65.01
Prime	4.89	7.82
CH & PR	85.86	90.12
CAB	26.87	31.55
BCP	18.45	17.89
Ungraded	0.60	0.38
Hard Bone	0.61	0.29
YG1	8.55	7.81
YG2	35.94	35.79
YG3	40.96	42.27
YG4	12.91	12.90
YG5	1.61	1.20
Light Weight	0.48	0.28
Heavy Weight	1.90	1.17
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$17.71	$24.80
Yield Benefit	$30.33	$52.55
Yield Grade	$2.15	$3.03
Out Weight	-$3.17	-$1.89
Natural	$6.65	$22.62
Total Premium	$53.67	$101.11